Exhibit (a)(6)



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[To Be Published June 29, 2000 in Investors Business Daily]


This announcement is neither an offer to buy nor a solicitation of an offer to sell Units. The Offer is being made solely by the formal Offer to Purchase forwarded to Unitholders of record and is not being made to, nor will tenders be accepted from or on behalf of, Unitholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

                  NOTICE OF OFFER TO PURCHASE FOR CASH UP TO 60
                      UNITS OF LIMITED PARTNERSHIP INTEREST
               OF RIVERSIDE PARK ASSOCIATES LP AT $41,000 PER UNIT
                                       by
     MP INCOME FUND 15, LLC; MP INCOME FUND 12, LLC; ACCELERATED HIGH YIELD
       INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; MORAGA FUND 1, L.P.; AND MORAGA GOLD, LLC (collectively the
                                  "Purchasers")

The Purchasers are offering to purchase for cash up to 60 Units of Limited Partnership Interest of Riverside Park Associates LP ("Units") at $41,000 per Unit upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer" and the "Tender Offer Documents").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC DAYLIGHT TIME, ON JULY 14, 2000, UNLESS THE OFFER IS EXTENDED.

     Funding for the purchase of the Units will be provided through the Purchasers' existing working capital. The Offer is not made for the purpose of acquiring or influencing control of the business of the issuer. The Offer will expire at 12:00 midnight, Pacific Standard Time on July 14, 2000, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date"). The Purchasers will not provide a subsequent offering period following the Expiration Date. If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change is generally required to allow for
adequate    dissemination    to    Unitholders.    Accordingly,    if    prior


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to the Expiration  Date,  Purchasers  increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unitholders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time. In all cases payment for the Units purchased pursuant to the Offer will be made only after timely receipt of the Letters of Transmittal (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal.

     Tenders of Units made pursuant to the Offer are irrevocable, except that Unitholders who tender their Units in response to the Offer will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending to MacKenzie Patterson, Inc. a written or facsimile transmission notice of withdrawal identifying the Units to be withdrawn, signed by the same persons and in the same manner as the Letter of Transmittal tendering the Units to be withdrawn. In addition, tendered Units may be withdrawn at any time on or after August 11, 2000, unless the tender has theretofore been accepted for payment as provided above. If tendering Unitholders tender more than the number of Units that Purchasers seek to purchase pursuant to the Offer, Purchasers will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unitholder during the period during which the Offer remains open. The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers' expense. The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference.

     The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer. The Tender Offer Documents may be obtained by written request to Purchasers or as set forth below. A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Unit holders for the purpose of disseminating the Offer to Unit holders. Upon compliance by the Company with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers' expense to record holders of Units, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.

     For Copies of the Tender Offer Documents Call Purchasers at 1-800-854-8357 or Make a Written Request Addressed to 1640 School Street, Moraga, California 94556


                                  June 29, 2000